Exhibit 4.1

CAPELOGIC INCORPORATED Providing Technology Solutions for Financial Services

1 Windhaven Court, Monroe Twp, NJ 08831

Telephone: (609) 448-7930 Fax: (973) 206-9430

Web: www.capelogic.com

June 16, 2023

Advisors Asset Management, Inc.

8100 E. 22nd St. North, Building 800

Suite 102

Wichita, KS 67226

Re: Advisors Disciplined Trust 2182 (the “Fund”)

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-271829 for the above captioned Fund and acknowledge that Capelogic, Inc. is currently acting as the independent pricing agent for the Fund. Subsequently, we hereby consent to the reference of Capelogic, Inc. as independent pricing agent.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

Capelogic, Inc.

By	/s/ SALMAN AHMAD
Salman Ahmad
Treasurer